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                      April 12, 2023

       Stephen Bramlage, Jr.
       Chief Financial Officer
       Casey   s General Stores, Inc.
       One SE Convenience Blvd
       Ankeny, IA 50021

                                                        Re: Casey   s General
Stores, Inc.
                                                            Form 10-K for
Fiscal Year Ended April 30, 2022
                                                            Filed June 24, 2022
                                                            File No. 001-34700

       Dear Stephen Bramlage:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services